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                                                        [NEUGERGER BERMAN LOGO]
NEUBERGER BERMAN INC.
605 Third Avenue
New York, NY 10158-3698
Tel 212.476.9000


                                                       FOR IMMEDIATE RELEASE
CONTACT:
Robert Matza                                           Margaret Towers
Neuberger Berman                                       TowersGroup
212-476-9808                                           212-354-5020



                           NEUBERGER BERMAN TO ACQUIRE

                          EXECUTIVE MONETARY MANAGEMENT

                        --------------------------------

                     EMM Principals to Join Neuberger Berman

            EMM Focuses on High Net Worth Wealth Management Services

NEW YORK, December 21, 2000...Neuberger Berman (NYSE: NEU) announced it intends to acquire Executive Monetary Management (EMM). New York City based EMM provides wealth management services, including investment advisory services, to high net worth individuals and families. EMM has approximately $1.8 billion of investment assets under its control, and has a strong following among senior executives and leaders within the entertainment, finance and legal communities. Its founders and principals, William Aaron and Michael Stein, will become Co-Presidents of the newly formed EMM Division and Managing Directors of Neuberger Berman. The acquisition is expected to occur in the first quarter of 2001. Other terms were not disclosed, and the agreement is subject to certain conditions.

Since its founding in 1968, EMM has provided its clients with a comprehensive approach to financial advice and services. These services include financial, tax, trust and estate planning; business management; asset allocation; investment manager selection; and performance reporting. EMM, which allocates assets among approximately fifty different investment advisors, monitoring their performance and managing their relationships, will continue to provide its investment advisory services in an independent and objective manner.
                                     (more)

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NEUBERGER BERMAN TO ACQUIRE EXECUTIVE..., PAGE 2

"EMM represents an excellent strategic fit with us," said Robert Matza, Executive Vice President and Chief Administrative Officer of Neuberger Berman. "We share EMM's commitment to personal, relationship-driven service and expertise in working with high net worth individuals and families. Our resources will enable EMM to expand the products and services that it provides to its client base. In turn, EMM will strengthen our presence in the highly specialized market of upper echelon wealth. EMM is a leader in its field, and we are excited at the prospect of working with William Aaron, Michael Stein and their team."

"Neuberger Berman's reputation as a premier investment firm, its technology resources and its trust capabilities are assets that will be highly attractive to our clients," said Mr. Stein, EMM's Chairman.

"EMM's philosophy of ensuring continuity through generational transitions blends well with Neuberger Berman's commitment to long-term, quality client relationships," added Mr. Aaron, EMM's President.

Messrs. Aaron and Stein share leadership of EMM. Prior to founding EMM in 1968, they were with the accounting firm Leidesdorf & Co.

Neuberger Berman Inc. (NYSE: NEU) is an investment advisory company with approximately $56 billion in assets under management, as of September 30, 2000. For more than 60 years, the firm has provided clients with a broad range of investment products, services and strategies, including private asset management, estate planning and trust services, mutual funds and institutional management, and professional securities services for individuals, institutions, corporations, pension funds, foundations and endowments. Its website, and this news release, can be accessed at www.nb.com. The firm is headquartered in New York with offices in major cities throughout the United States.

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